Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Jack Weinstein	Melody Carey
Chief Financial Officer	Rx Communications
(201) 934-4201	(917) 322-2571
jweinstein@catalystpharma.com	mcarey@rxir.com
CATALYST PHARMACEUTICAL PARTNERS, INC. ANNOUNCES A $4.5 MILLION
REGISTERED DIRECT COMMON STOCK OFFERING
CORAL GABLES, FL, September 12, 2008 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a biopharmaceutical company that acquires, in-licenses, develops and commercializes prescription drugs for the treatment of drug addiction and obsessive compulsive disorders, today announced that it has entered into definitive agreements with institutional investors to sell 1,488,332 shares of its common stock at a price of $3.00 per share in a registered direct common stock offering. Net proceeds are expected to be approximately $4.1 million after offering-related fees and expenses. Catalyst intends to use the proceeds from the offering to fund certain required non-clinical studies of CPP-109 for cocaine addiction, complete one or more pilot studies for other indications, which may include a study for binge-eating disorder, and for general corporate purposes.
Among the investors in the transaction is Federated Kaufmann Funds.
The transaction is expected to close on or about September 16, 2008, subject to satisfaction of customary closing conditions. Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive placement agent for the offering.
Commenting on the offering, Patrick J. McEnany, President and CEO of Catalyst Pharmaceutical Partners said, “We are pleased to broaden our institutional investor base, increase market float and potential trading volume and shareholder liquidity, and develop important new relationships with a number of high quality institutional investors. The offering will allow us to accelerate the non-clinical development program we believe will be required for us to file an NDA for CPP-109, broaden our pilot study program and provide us with additional financial strength as we move forward with our business activities including ongoing discussions with potential strategic partners.”

The securities described above are being offered by Catalyst pursuant to a previously filed shelf registration statement on Form S-3 that was declared effective by the Securities and Exchange Commission on June 26, 2008. The shares of common stock may only be offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective shelf registration statement. Copies of the base prospectus and the prospectus supplement for the offering can be obtained from Rodman & Renshaw, LLC, 1251 Avenue of the Americas, New York, New York, 10020, or by calling (212) 356-0549. An electronic copy of the prospectus and prospectus supplement will also be available on the website of the Securities and Exchange Commission at www.sec.gov.
This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Catalyst Pharmaceutical Partners
Catalyst Pharmaceutical Partners, Inc. is a biopharmaceutical company focused on the development and commercialization of prescription drugs for the treatment of addiction and obsessive compulsive disorders. The Company has obtained from Brookhaven National Laboratory an exclusive worldwide license for Brookhaven’s patent portfolio in the United States relating to the right to use vigabatrin to treat a wide variety of substance addictions and obsessive compulsive disorders. Catalyst has also been granted rights to Brookhaven’s vigabatrin-related foreign patents or patents pending in more than 30 countries. The Company’s initial product candidate based on vigabatrin is CPP-109. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. This indicates that the FDA has recognized that CPP-109 is intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrates the potential to address unmet medical needs. For more information about the Company, go to www.catalystpharma.com.
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including the Company’s ability to successfully complete those clinical trials required for it to file a new drug application for CPP-109, the Company’s ability to complete such trials on a timely basis within the budgets established for such trials, the Company’s ability to protect its intellectual property and those other factors described in the Company’s Annual Report on Form 10-K for 2007 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 that the Company has filed with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.